Exhibit 99.1

Investor Contact:                                                 Media Contact:
Emma Jo Kauffman                                                  Andrea Turner
(615) 855-5525                                                   (615) 855-5209


DOLLAR GENERAL REPORTS INCREASED AUGUST SALES

GOODLETTSVILLE, Tenn. - September 5, 2002 - Dollar General Corporation (NYSE:
DG) today reported total retail sales for the August four-week period ended August 30, 2002, equaled $454.7 million compared with $393.3 million last year, an increase of 15.6 percent. Same-store sales for the August period increased
6.3 percent compared with a 6.7 percent increase in the August period of 2001. The average customer purchase in August was approximately $8.34 compared to $8.44 in the same period last year. Customer transactions in same-stores increased approximately eight percent.

August sales by major merchandise category:

                                           2002                 2001          Est. Same-Store
                                     Percent of Sales      Percent of Sales     Sales Change
         Highly Consumable                  63%                  60%                +12%
         Home Products                      13%                  14%                 -4%
         Basic Clothing                     11%                  11%                 -1%
         Hardware and Seasonal              14%                  15%                 -3%


For the 30-week period ended August 30, 2002, Dollar General's total retail sales increased 16.9 percent to $3.30 billion from $2.82 billion in the same period a year ago. Same-store sales for the 30-week period increased 7.9 percent.

September Sales Outlook:
------------------------

For the five-week period ending October 4, 2002, the Company expects total sales to increase fourteen to sixteen percent. Same-store sales are expected to increase five to seven percent compared with a same-store sales increase of 9.0 percent in the September period last year. September sales results will be released on Thursday, October 10, 2002.

Weekly sales trends are announced on Mondays after the market closes and are available online at www.dollargeneral.com or by calling (615) 855-5529.

This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the SEC inquiry related to the restatement of the Company's financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


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